Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing on behalf of each of them of the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the share capital of MoonLake Immunotherapeutics.

This Joint Filing Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: Darmstadt, August 01, 2022

MERCK HEALTHCARE KGaA, Darmstadt Germany an affiliate of Merck KGaA, Darmstadt, Germany		MERCK HEALTHCARE KGaA, Darmstadt Germany an affiliate of Merck KGaA, Darmstadt, Germany

By:	/s/ Matthias Muellenbeck	By:	/s/ Jens Eckhardt

Name:	Matthias Muellenbeck	Name:	Jens Eckhardt

Title:	SVP Business Development & Alliance Management	Title:	Head of Legal Business Development

MERCK KGAA, DARMSTADT, GERMANY		MERCK KGAA, DARMSTADT, GERMANY

By:	/s/ Jens Eckhardt	By:	/s/ Johannes Eckhardt

Name:	Jens Eckhardt	Name:	Johannes Eckhardt

Title:	Head of Legal Business Development	Title:	Senior Corporate Counsel

E.MERCK KG, DARMSTADT, GERMANY		E.MERCK KG, DARMSTADT, GERMANY

By:	/s/ Johannes Eckhardt	By:	/s/ Kristin Eibisch

Name:	Johannes Eckhardt	Name:	Kristin Eibisch

Title:	Attorney-in-Fact	Title:	Attorney-in-Fact